Exhibit  99.1



NEWAVE  ANNOUNCES  MARKETING  AGREEMENT  WITH  TRAFFIX  INC.

     Long Beach, CA - October 13 / PR Newswire / NeWave, Inc. (OTC Bulletin Board NWAV - News) announced a new marketing agreement with direct internet marketer Traffix, Inc. Under the agreement, Traffix will market a variety of internet- based, value enhancing products and services to NeWave members. Traffix will also provide advertising for NeWave subsidiary OnlineSupplier.

     Aaron Gravitz President of NeWave Media stated, "The agreement with Traffix represents a significant growth opportunity for NeWave. Each party will provide the other with a qualified and highly targeted market segment that when penetrated should be extremely effective and create compelling results in terms of new business generated."


About  Traffix,  Inc.
---------------------

     Traffix is a direct marketing company that generates sales and targeted leads for its clients primarily from its on-line media properties. It owns a variety of websites, and manages a database of millions of permission based, on-line consumers. Traffix also operates proprietary, direct-to-consumer businesses including iMatchup.com, one of the most popular on-line dating sites, and ClickHelp, a live computer technical support service. For more information about Traffix, Inc. visit the website @ www.traffixinc.com.
                                               ------------------

About  NeWave,  Inc.
--------------------

NeWave is a direct marketing company which utilizes the internet to maximize the income potential of its customers, by offering a fully integrated turnkey ecommerce solution. NeWave's wholly-owned subsidiary Onlinesupplier.com, offers a comprehensive line of products and services at wholesale prices through its online club membership. Additionally, NeWave's technology allows both large complex organizations and small stand-alone businesses to create, manage, and maintain effective website solutions for e-commerce. To find out more about NeWave (OTCBB: NWAV), visit our websites at www.newave-inc.com or www.onlinesupplier.com . The Company's public financial information and filings can be viewed at www.sec.gov.

Forward  Looking  Statements

     This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products and services or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.


Contact:  Michael  Novielli
          Chairman
          NeWave,  Inc.
          mnovielli@newave-inc.com
          ph  (203)791-3838